Exhibit 99.1

Athenex, Inc. Reports Second Quarter Ended June 30, 2020 Financial Results and Provides Corporate Update

Regulatory progress for Oral Paclitaxel and tirbanibulin ointment is on track

Continued momentum in building commercialization infrastructure and supply chain for Oral Paclitaxel

Announced two financing agreements for up to $275 million in aggregate

Product sales guidance for 2020 raised to mid-teens percentage growth y/y

Conference call and live webcast at 8.00am ET today

BUFFALO, N.Y., August 06, 2020 — Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced its financial results and business highlights for the second quarter ended June 30, 2020.

“So far, 2020 has been a very productive year at Athenex. We continued to make advancement in our two lead products, Oral Paclitaxel and tirbanibulin ointment, both of which we believe could be important and valuable medicines,” stated Dr. Johnson Lau, Chairman and Chief Executive Officer of Athenex. “We are completing our commercialization infrastructure and our supply chain, further positioning Athenex as a commercial-stage biopharmaceutical company. We also added to our Board of Directors with the appointment of Robert J. Spiegel, MD, an industry veteran with extensive experience developing and securing approvals for oncology products.”

“We have strengthened our balance sheet by accessing non-dilutive capital,” continued Dr. Lau. “This provides us with the financial flexibility to continue advancing the development and commercialization of our lead drug candidates and to further invest in the lifecycle management of Oral Paclitaxel and additional pipeline development activities.”

Second Quarter 2020 and Recent Business Highlights:

Clinical Programs:

Tirbanibulin Ointment for Actinic Keratosis (AK)

•	The U.S. Food and Drug Administration (FDA) has set a PDUFA target action date for tirbanibulin ointment as December 30, 2020.

•	A Marketing Authorization Application (MAA) has been submitted to the European Medicines Agency (EMA) by the Company’s partner Almirall and validated.

Oral Paclitaxel for Metastatic Breast Cancer

•	Athenex will provide an update on its NDA submission after a response from the FDA becomes available.

Oral Paclitaxel in Cutaneous Angiosarcoma — ASCO 2020 Presentation

•

Athenex presented interim data from an ongoing Phase II clinical trial of Oral Paclitaxel monotherapy in elderly patients with unresectable cutaneous angiosarcoma, an aggressive malignancy with no FDA approved treatment.

•

The interim data showed a clinical benefit rate (CR+PR+SD) of 100% in 22 evaluable patients receiving Oral Paclitaxel treatment. All 22 patients experienced reduction in tumor size. Complete responses (CR) were observed in 27.3% of patients (6/22), partial responses (PR) were observed in 22.7% of patients (5/22), and stable disease was observed in 50% of patients (11/22).

Commercial Business:

•	Product sales growth in the second quarter was driven by sales of specialty pharmaceutical products used to treat patients hospitalized with COVID-19.

•	Athenex Pharmaceutical Division (APD) currently markets a total of 30 products with 56 SKUs.

•	Athenex Pharma Solutions (APS) currently markets 6 products with 18 SKUs.

Corporate Highlights:

•	Athenex entered into a $225 million loan agreement with funds managed by Oaktree Capital Management, L.P. (“Oaktree”)

•	Entered into a $50 million Revenue Interest Financing agreement with Sagard Healthcare Royalty Partners, LP. (“Sagard”)

•

Appointed Robert J. Spiegel, MD to the Company’s Board of Directors. Dr. Spiegel was most recently Chief Medical Officer of PTC Therapeutics, and had a 26-year tenure at Schering-Plough, where he attained the title of Chief Medical Officer.

•	Promoted Teresa Bair, Esq. to Executive Officer as General Counsel and Senior Vice President, Administration.

Financial Results for the Second Quarter Ended June 30, 2020

Revenue from product sales increased to $40.2 million for the three months ended June 30, 2020, from $22.0 million for the three months ended June 30, 2019, an increase of $18.1 million or 82%. This increase was primarily attributable to a significant increase in specialty product sales of $24.6 million, driven by the impact of the global health pandemic which led to the increased demand for COVID-19 related drugs. We experienced an increase in purchases from our existing customers as well as obtained large, non-recurring orders of specialty products from new customers. Fluctuations in the infection rate and the spread of the global health pandemic and market demand can significantly affect our product sales in the future. If and when the COVID-19 pandemic recedes temporarily or is quelled, we expect to see a significant softening in demand for these products. This increase in specialty product sales was offset by a decrease in API and 503B products sales of $2.6 million, and $3.8 million, respectively, due to the suspension of production of commercial batches at our API facilities and the discontinued vasopressin sales.

Cost of sales for the three months ended June 30, 2020 totaled $33.0 million, an increase of $16.1 million, or 95%, as compared to $16.9 million for the three months ended June 30, 2019. Increase in cost of specialty product sales was in-line with that in revenue and we continued to incur fixed costs despite decreased production at our API and APS facilities.

Research and development expenses for the three months ended June 30, 2020 totaled $22.0 million, an increase of $3.5 million, or 19%, as compared to $18.5 million for the three months ended June 30, 2019. This was primarily due to an increase in regulatory costs, R&D related compensation, preclinical operations, and drug licensing costs. The increase in these R&D expenses was offset by a $2.6 million decrease in clinical study costs as both tirbanibulin Phase 3 studies wound down and a $0.4 million decrease in 503B development costs.

Selling, general, and administrative expenses for the three months ended June 30, 2020 totaled $17.5 million, an increase of $0.3 million, or 2%, as compared to $17.2 million for the three months ended June 30, 2019. This was attributed to an increase of $1.3 million related to professional fees and IT costs, offset by a $1.0 million decrease in certain operational costs.

In the three months ended June 30, 2020, we recognized a $7.2 million loss on the extinguishment of debt related to the termination of the senior secured loan agreement with Perceptive. We did not incur expenses of similar nature for the three months ended June 30, 2019.

Net loss attributable to Athenex for the three months ended June 30, 2020 was $40.5 million, or ($0.50) per diluted share, compared to a net loss of $32.0 million, or ($0.44) per diluted share, in the same period last year. Excluding the one-time debt extinguishment expenses of $7.2 million, the net loss attributable to Athenex for the three months ended June 30, 2020 was $33.2 million or ($0.41) per diluted share.

As of June 30, 2020, the Company had cash and cash equivalents of $105.9 million, restricted cash of $11.0 million and short-term investments of $10.4 million.

On June 19, 2020, Athenex entered into a senior secured loan agreement and related security agreements with funds managed by Oaktree Capital Management, L.P. to borrow up to $225.0 million in five tranches with a maturity date of June 19, 2026. The first tranche of $100.0 million was funded at closing, with $54.1 million used to repay in full the existing credit facility with Perceptive. Additional debt tranches of $125.0 million in aggregate are available, subject to achievement of certain regulatory and commercial milestones. Proceeds from the financing will be used to fund the commercial launch of Oral Paclitaxel, ongoing pipeline development, manufacturing infrastructure, and working capital and general corporate purposes.

On August 4, 2020 Athenex entered into a Revenue Interest Financing (RIF) agreement with Sagard Healthcare Royalty Partners, LP. The agreement provides Athenex with $50 million of capital upon FDA approval of Oral Paclitaxel for the treatment of metastatic breast cancer. In exchange for funding this capital, Sagard will receive quarterly payments equal to a mid-single digit royalty of worldwide net sales of Oral Paclitaxel. The Company expects that the proceeds from the financing will be used to fund the development and commercialization of Oral Paclitaxel and other general corporate purposes. Also, in connection with this agreement, Sagard and certain of its co-investors have purchased by assignment $50 million of outstanding loans and undrawn commitments from funds managed by Oaktree, becoming lenders under Athenex’s $225 million term loan facility entered into between Oaktree and Athenex in June 2020.

Financial Results for the Six Months Ended June 30, 2020

Revenue from product sales increased to $58.7 million for the six months ended June 30, 2020, from $47.2 million for the six months ended June 30, 2019, an increase of $11.5 million or 24%. This increase was primarily attributable to a significant increase in specialty product sales, driven by the impact of the global health pandemic which led to the increased demand for COVID-19 related drugs. We recognized $28.3 million in license revenue, net of $1.7 million VAT, for the six months ended June 30, 2020, pursuant to the license agreement entered into with Xiangxue Pharmaceutical in December 2019.

Cost of sales for the six months ended June 30, 2020 totaled $52.6 million, an increase of $15.8 million, or 43%, as compared to $36.8 million for the six months ended June 30, 2019. Increase in cost of specialty product sales was in-line with that in revenue and we continued to incur fixed costs despite decreased production at our API and APS facilities.

Research and development expenses for the six months ended June 30, 2020 totaled $39.2 million, a decrease of $3.8 million, or 9%, as compared to $43.0 million for the six months ended June 30, 2019. This was primarily due to a decrease in licensing fees, clinical operations, and preclinical operations. The decrease in these R&D expenses was offset by an increase of $6.4 million in regulatory costs in connection with our NDA preparations and compensation expenses.

Selling, general, and administrative expenses for the six months ended June 30, 2020 totaled $43.2 million, an increase of $10.8 million, or 34%, as compared to $32.4 million for the six months ended June 30, 2019. This was primarily due to an increase of $7.4 million related to the costs of preparing to commercialize our proprietary drugs, if approved, and an increase of $3.4 million of general administrative expense, including professional service fees and other operating expenses.

Net loss attributable to Athenex for the six months ended June 30, 2020 was $59.9 million, or ($0.73) per diluted share, compared to a net loss of $67.3 million, or ($0.96) per diluted share, in the same period last year. Excluding the one-time debt extinguishment expenses of $7.2 million, the net loss attributable to Athenex for the six months ended June 30, 2020 was $52.7 million or ($0.65) per diluted share.

Outlook and Upcoming Milestones:

•	FDA response to the NDA for Oral Paclitaxel for metastatic breast cancer.

•	PDUFA date of December 30, 2020 for tirbanibulin ointment for actinic keratosis.

Financial Guidance:

Athenex provides revenue guidance for product sales only. The Company is raising its product sales guidance for the full year 2020 from mid-single digit growth as previously communicated, to at least mid-teens percentage growth year-over-year, from $80.5 million of product sales revenue reported in 2019. This takes into account the Company’s sales performance year to date as well as the outlook for the remainder of the year. The Company’s product mix may continue to include products that are used to treat patients hospitalized with COVID-19, although the Company does not view these revenues as recurring in nature.

The Company believes that the existing cash, cash equivalents, restricted cash, and short-term investments will be sufficient to fund current operating plans into the second quarter of 2021. The Company plans to access additional milestone-based, non-dilutive capital available under the Senior Credit Agreement with Oaktree and Revenue Interest Financing Agreement with Sagard upon achievement of such funding milestones, and if such funding milestones are achieved, the additional capital provided by such is expected to extend the Company’s cash runway into 2022.

Conference Call and Webcast Information:

The Company will host a conference call and live audio webcast today, Thursday, August 6, 2020, before the market opens, and host a conference call and live audio webcast 8:00am Eastern Time to discuss the financial results and provide a business update.

To participate in the call, dial 877-407-0784 (domestic) or 201-689-8560 (international) fifteen minutes before the conference call begins and reference the conference passcode 13706637. The live conference call and replay can also be accessed via audio webcast at link and also on the Investor Relations section of the Company’s website, located at http://ir.athenex.com/.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; multiple locations in Chongqing, China; Manchester, UK; Guatemala City, Guatemala and Buenos Aires, Argentina. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and need to raise additional capital to continue as a going concern; uncertainties around our ability to meet funding conditions under our financing agreements and access to capital thereunder; risks and uncertainties related to the COVID-19 pandemic and its potential impact on our operations, cash flow and financial condition; competition; intellectual property risks; risks relating to doing business internationally and in China; the risk of production slowdowns or stoppages or other interruptions at our Chongqing facilities; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACTS

Athenex, Inc.:

Daniel Lang, MD

Corporate Development and Corporate Communications

Email: danlang@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Email: tim@lifesciadvisors.com

ATHENEX, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands)

	June 30, 2020	December 31, 2019
Balance sheet data:
Cash, cash equivalents, and restricted cash	$116,901	$127,674
Short-term investments	10,414	33,139
Goodwill	38,496	38,513
Working capital*	149,697	159,398
Total assets	298,052	309,932
Long-term debt	96,496	53,246
Total liabilities	171,806	134,077
Non-controlling interests	(13,061)	(12,370)
Total stockholders’ equity	$126,246	$175,855

*	working capital: total current assets less total current liabilities

ATHENEX, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Revenue
Product sales, net	$40,167	$22,033	$58,714	$47,196
License fees and other revenue	5	164	28,393	308

Total revenue	40,172	22,197	87,107	47,504

Cost of sales	(33,006)	(16,942)	(52,578)	(36,844)

Gross profit	7,166	5,255	34,529	10,660

Research and development expenses	(22,015)	(18,507)	(39,207)	(42,982)
Selling, general, and administrative expenses	(17,486)	(17,169)	(43,234)	(32,357)
Interest income	185	475	598	758

Interest expense	(1,565)	(1,754)	(3,238)	(3,509)

Loss on extinguishment of debt	(7,230)	—	(7,230)	—

Income tax expense	(106)	(405)	(2,987)	(905)

Net loss	(41,051)	(32,105)	(60,769)	(68,335)

Less: net loss attributable to non-controlling interests	(600)	(74)	(889)	(1,071)

Net loss attributable to Athenex, Inc.	$(40,451)	$(32,031)	$(59,880)	$(67,264)

Net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted	$(0.50)	$(0.44)	$(0.73)	$(0.96)
Weighted-average shares used in computing net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted	81,564,441	73,114,392	81,551,995	70,079,771

ATHENEX, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Six Months Ended June 30,
	2020	2019
	(in thousands)
Net cash used in operating activities	$(70,068)	$(37,773)
Net cash provided by investing activities	18,125	4,764
Net cash provided by financing activities	41,573	104,698

Net (decrease) increase in cash, cash equivalents, and restricted cash	(10,370)	71,689
Cash, cash equivalents, and restricted cash, at beginning of period	127,674	49,794
Net effect of foreign exchange rate changes	(403)	715

Cash, cash equivalents, and restricted cash, at end of period	$116,901	$122,198